Exhibit 10.1

CHASE	Credit Agreement

This agreement dated as of September 19, 2007 between JPMorgan Chase Bank, NA. (together with its successors and assigns, the “Bank”) whose address is 1717 Main Street, Dallas, TX 75201, and Heeling Sports Limited (whether one or more, and if more than one, individually and collectively, the “Borrower’), whose address is 3200 Belmeade Drive, Suite 100, Carrollton, TX 75006.

1.                                      Credit Facilities.

1.1                               Scope.  This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities as defined below. Advances under the Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances including automatic loan sweeps shall not vary the terms or conditions of this agreement or the Related Documents regarding the Credit Facilities.

1.2                               Facility A (Line of Credit).  The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $2,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

1.3                               Letter of Credit Sub-Limit.  At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that the Borrower would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $100,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be entirely at the discretion of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in the Bank’s standard form. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the rate of 2.00% per annum of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding. The Borrower shall pay the Bank a fee for each commercial letter of credit that is issued, equal to 2.00% of the original maximum available amount of such commercial Letter of Credit. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on an account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Facility A plus the aggregate amount of L/C

Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess.

2.                                      Definitions.  As used in this agreement, the following terms have the following respective meanings:

2.1                               “Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1 if any, and those extended contemporaneously with this agreement.

2.2                               “Liabilities” means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.3                               “Notes” means all promissory notes, instruments and/or contracts evidencing the terms and conditions of any of the Credit Facilities.

2.4                               “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

2.5                               “Account Debtor” means the person or entity obligated upon an Account.

2.6                               “Affiliate” means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any Subsidiary of the Borrower.

2.7                               “Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) Affiliates, officers, directors, employees or shareholders of the Borrower or (ii) any person or entity if such loan, advance, investment or receivable is outside the Borrower’s normal course of business.

2.8                               “Subsidiary” means, as to a particular person, any entity of which fifty (50%) or more of the indicia of equity rights is at the time of determination directly or indirectly owned by the person or by one or more persons controlled by, controlling or under common control with the person.

2.9                               “Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities.

2.10                        “Related Documents” means the Notes, Letters of Credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

3.                                      Conditions Precedent to Extensions of Credit.

3.1                               Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities.  Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A.            Loan Documents.  The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B.            Evidence of Due Organization and Good Standing.  Evidence, satisfactory to the Bank, of the due organization, valid existence and good standing of the Borrower and every other business entity that is a party to this agreement or any other Related Document; and

C.            Evidence of Authority to Enter into Loan Documents.  Evidence that (i) each party to this agreement and any other document required by this agreement is authorized to enter into the transactions described in this agreement and the other Related Documents, and (ii) the person signing on behalf of each party is authorized to do so.

3.2                               Conditions Precedent to Each Extension of Credit.  Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.            Representations.  The representations of the Borrower are true on and as of the date of the request for and funding of the extension of credit with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties relate to an earlier date;

B.            No Event of Default.  No default has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period;

C.            Additional Approvals, Opinions, and Documents.  The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D.            No Prohibition or Onerous Conditions.  The making of the extension of credit is not prohibited by or subjects the Bank to any penalty or onerous condition under any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing), foreign governmental authority, the United States of America, any state thereof and any political subdivision of any of the foregoing and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank or the Borrower, or any Subsidiary of the Borrower or their respective properties.

4.                                      Affirmative Covenants.   The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1                               Insurance.  Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be acceptable to the Bank, covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2                               Existence.  Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged to insure payment.

4.3                               Financial Records.  Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

4.4                               Inspection.  Permit the Bank, its assigns or agents, at such times and at such intervals as the Bank may reasonably require: (1) to inspect, examine, audit and copy the Borrower’s business records, and to discuss the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants; (2) to inspect the Borrower’s business operations and sites during normal business hours; and (3) at the Borrower’s expense, to confirm with Account Debtors during normal business hours the accuracy of Accounts.

4.5                               Financial Reports.  Furnish to the Bank whatever information, books and records the Bank may from time to time reasonably request, including at a minimum:

A.            Provide the Bank, at the following times: (A) within sixty (60) days after each quarterly period in which there was an outstanding advance of principal or an outstanding letter of credit under Facility A on the last day of such fiscal quarterly period, and (B) if no statement has been provided or is otherwise due as of the end of the immediately preceding fiscal quarterly period, with any request of an advance under the Credit Facilities or for the issuance of a letter of credit, the consolidated, if applicable, balance sheet as of the end of that period and statements of income, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

B.            Provide the Bank, at the following times: (A) within ninety (90) days after each fiscal year end period in which there was an outstanding advance of principal or an outstanding letter of credit under Facility A on the last day of such fiscal year end period, and (B) if no statement has been provided or is otherwise due as of the end of the immediately preceding fiscal year end period, with any request of an advance under the Credit Facilities or for the issuance of a letter of credit, the consolidated, if applicable, balance sheet as of the end of that period and statements of income, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

4.6                               Notices of Claims, Litigation, Defaults, etc.  Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect its business, assets, affairs, prospects or financial condition of the Borrower or its Subsidiaries; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of the Borrower’s or any of the Borrower’s or Subsidiary’s businesses; and (6) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

4.7                               Other Agreements.  Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

4.8                               Title to Assets and Property.  Maintain good and marketable title to all of the Borrower’s assets and properties, and defend such assets and properties against all claims and demands of all persons at any time claiming any interest in them.

4.9                               Additional Assurances.  Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any lien, comply with legal requirements applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10                        Employee Benefit Plans.  Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

4.11                        Banking Relationship.  Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.12                        Compliance Certificates.  Provide the Bank a compliance certificate, at the following times: (A) within forty-five (45) days after and as of the end of each fiscal quarter in which there was an outstanding advance of principal or an outstanding letter of credit under Facility A on the last day of such fiscal quarter, and (B) if no certificate has been provided or is otherwise due as of the end of the immediately preceding fiscal quarter, with any request of an advance under the Credit Facilities or for the issuance of a letter of credit. within forty-five (45) days after the end of each fiscal quarter, executed by the Borrower’s chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement.

5.                                      Negative Covenants.

5.1                               Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2                               Without the written consent of the Bank, the Borrower will not:

A.            Debt.  Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, and (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.

B.            Guaranties.  Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

C.            Liens.  Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities.

D.            Use of Proceeds.  Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

E.             Continuity of Operations.  (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been sold or transferred by the Borrower or Subsidiary to such person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

F.             Limitation on Negative Pledge Clauses.  Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

G.            Conflicting Agreements.  Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement or any of the other Related Documents.

H.            Partnership Agreement.  Alter, amend or modify its partnership agreement.

I.              Tangible Net Worth.  Permit at any time, its Tangible Net Worth to be less than $75,000,000.00.

J.             Interest Coverage. Permit at any time, its ratio of net income, before interest expense and taxes, for the twelve month period then ending, to interest expense for the same such period, to be less than 2.50 to 1.00.

K.            Government Regulation.  (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

L.            Subsidiaries.  Form, create or acquire any Subsidiary without prior consent of the Bank.

6.                                      Representations.

6.1                               Representations and Warranties by the Borrower.  To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full. The Borrower represents and warrants to the Bank that: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its organizational documents, as amended, including any trust documents, (c) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (d) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (h) the Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (j) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (k) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (1) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose, if the Borrower is other than a natural person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

6.2                               Continuing Representations.  Each request for an advance or conversion or continuation of an advance under any of the Credit Facilities shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.

7.                                      Default/Remedies.

7.1                               Events of Default/Acceleration.  If any of the following events occurs the Notes shall become due immediately, without notice, at the Bank’s option, and the Borrower hereby waives notice of intent to accelerate maturity of the Notes and notice of acceleration of the Notes upon any of the following events:

A.            The Borrower, or any guarantor of any of the Liabilities (the “Guarantor”), fails to pay when due any amount payable under the Notes, under any of the Liabilities, or under any agreement or instrument evidencing debt to any creditor.

B.            The Borrower or any Guarantor (a) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Notes or other Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Notes) and the effect of such default will allow the creditor to declare the debt due before its maturity.

C.            In the event (a) there is a default under the terms of any Related Document, (b) any guaranty of the loan evidenced by the Notes is terminated or becomes unenforceable in whole or in part, (c) any Guarantor fails to promptly perform under its guaranty, or (d) the Borrower fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors.

D.            There is any loss, theft, damage, or destruction of any collateral securing the Credit Facilities not covered by insurance.

E.             A “reportable event” (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower, any Guarantor or any affiliate of the Borrower or any Guarantor.

F.             The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due.

G.            The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.

H.            A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets.

I.              Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower or the Guarantor consents to the commencement of those proceedings.

J.             One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate shall be rendered against the Borrower or any Guarantor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor.

K.            The Borrower or any Guarantor dies, or a guardian or conservator is appointed for the Borrower or any Guarantor or all or any portion of the Borrower’s assets, any Guarantor’s assets, or the Collateral.

L.            The Borrower or any Guarantor, without the Bank’s written consent (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other business entity, except in the ordinary course of its business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any Subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor).

M.           Any material adverse change occurs in the business, assets, affairs, prospects or financial condition of the Borrower or any Guarantor or any Subsidiary of the Borrower.

7.2                               Cure Periods.  Except as expressly provided to the contrary in this agreement or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of the Notes upon the occurrence of a default unless the default has not been fully cured (i) within five (5) days after its occurrence, if the condition, event or occurrence giving rise to the default can be cured solely by the payment of money or (ii) within thirty (30) days after its occurrence, if the condition, event or occurrence giving rise to the default is of a nature that it cannot be cured solely by the payment of money.

Provided, however, that the Borrower shall have no cure rights if the condition, event or occurrence giving rise to the default: (a) is described in any of clauses C(b), (F), (G), (H), (I), (K) or (L) of the section captioned Events of Default/Acceleration section above; or (b) constitutes a breach of any covenant in any of the Related Documents prohibiting the sale or transfer of (i) any property of any loan party or (ii) any of the Collateral; or (c) during the twelve (12) month period immediately preceding the occurrence of the default either (A) the same default has occurred or (B) three (3) or more other defaults of any nature have occurred. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this agreement, whether by advance, disbursement of a loan, issuance of a Letter of Credit or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this agreement shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.

7.3                               Remedies.  At any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A.            Generally.  The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any collateral.

B.            Expenses.  To the extent not prohibited by applicable law and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Facilities and the realization on any collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys’ fees (including counsel for the Bank that are employees of the Bank or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any loan party or property of any loan party. The obligations of the Borrower under this section shall survive the termination of this agreement.

C.            Bank’s Right of Setoff.  In addition to the Collateral, if any, the Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower. This right of setoff may be exercised at any time and from time to time, and without prior notice to the Borrower. This security interest in the Deposits and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest in the Deposits. The rights of the Bank under this paragraph are in addition to other rights the Bank may have in the Related

Documents or by law. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. and their respective subsidiaries and affiliates (other than property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.                                      Miscellaneous.

8.1                               Notice.  Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2                               No Waiver.  No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3                               Integration. This agreement, the Notes, and the other Related Documents to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4                               Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.5                               Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

8.6                               Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

8.7                               Non-Liability of the Bank.  The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.8                               Indemnification of the Bank.  The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, including any Claims resulting from any Indemnified Person’s own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9                               Counterparts.  This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10                        Advice of Counsel.  The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any Related Documents.

8.11                        Conflicting Terms. If this agreement is inconsistent with any provision in any other Related Documents, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.12                        Expenses.  The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees incurred in connection with the preparation and execution of this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith.

8.13                        Reinstatement.  The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.14                        Severability.  If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect.

8.15                        Assignments.  The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.16                        Waivers.  Any party liable on the Notes waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding anyone else, any collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against any other obligor or guarantor of the Liabilities, or any collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any endorser or other parties’ obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any endorser or other party liable hereunder or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Any party liable on the Notes consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of the Notes. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the party against whom it is being enforced. To the extent not prohibited by applicable law, the Borrower waives (a) all rights of the Borrower under Rule 31, Texas Rules of Civil Procedure, Chapter 34 of the Texas Business and Commerce Code, and Section 17.001 of the Texas Civil Practice and Remedies Code; (b) to the extent the Borrower is subject to the Texas Revised Partnership Act (“TRPA”) or Section 152.306 of the Texas Business Organizations Code (“BOC”), compliance by the Bank with Section 3.05(d) of TRPA and Section 152.306(b) of BOC; and (c) if the Liabilities are secured by an interest in real property, all rights of the Borrower under Sections 51.003, 51.004, and 51.005 of the Texas Property Code (as amended from time to time).

9.                                      USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower:

When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

10.                               WAIVER OF SPECIAL DAMAGES.  THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.                               JURY WAIVER.  THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Address(es) for Notices:		Borrower:

3200 Belmeade Drive, Suite 100		Heeling Sports Limited
Carrollton, TX 75006
Attn:	Mike Hessong	By:	Heeling Management Corp., General Partner

			By:	/s/ Michael W. Hessong
				Michael W. Hessong	CFO
				Printed Name	Title
			Date Signed:	9/24/07

Address for Notices:		Bank:

1717 Main Street		JPMorgan Chase Bank, NA
Dallas, TX 75201
Attn:		By.	/s/ J. Peevey
J. Peevey
				Printed Name	Title

		Date Signed:		9/25/07